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                                                                   EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Avalon Bay Communities, Inc. (formerly Bay Apartment Communities, Inc.) (the "Company") of
(1) our report dated January 30, 1998, except for Note 14, as to which the date is March 24, 1998, appearing on page 52 of the Company's 1997 Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 1997, (2) our report dated January 13, 1998, except for Note 14 as to which the date is March 25, 1998, appearing on page F-1 of the Annual Report on Form 10-K of Avalon Properties, Inc., as amended and restated by Amendment No. 1 thereto on Form 10-K/A, for the year ended December 31, 1997, (3) our report dated December 16, 1997, on the audited historical summary of revenues and direct operating expenses appearing on page F-1 of the Company's Current Report on Form 8-K dated March 27, 1998, (4) our report dated February 12, 1998, on the audited historical summary of revenues and direct operating expenses appearing on page F-4 of the Company's Current Report on Form 8-K filed March 27, 1998, and (5) our report dated August 5, 1998, on the audited historical summary of operating revenue and expenses appearing on page 5 of the Company's Current Report on Form 8-K dated August 5, 1998. We also consent to the reference to us under the caption "Experts" in such Prospectus.

/s/ PricewaterhouseCoopers LLP


Washington, D.C.
August 28, 1998